Free Writing Prospectus

Dated July 14, 2016

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-03

**PRICING DETAILS** $1.25bn CarMax Auto Owner Trust (CARMX) 2016-3

Joint Leads	: Credit Suisse(str), Barclays, Wells Fargo
Co-Managers	: BOA, MUFG, RBC, Scotiabank

CLS	$AMT(mm)	WAL	S&P/Fitch	WIN	L.FINAL	BNCH	SPRD	YLD %	CPN %	$ PRICE
A1	219.000	0.30	A-1+/F1+	1-7	08/15/17			0.63%	0.63	100-00
A2	396.000	1.16	AAA/AAA	7-21	08/15/19	EDSF	+ 39	1.180	1.17	99.99184
A3	425.000	2.57	AAA/AAA	21-42	05/17/21	IntS	+ 49	1.400	1.39	99.98506
A4	130.630	3.86	AAA/AAA	42-49	01/18/22	IntS	+ 61	1.610	1.60	99.98273
B	35.000	4.07	AA/AA	49-49	04/15/22	IntS	+ 90	1.915	1.90	99.97105
C	25.000	4.07	A/A	49-49	06/15/22	IntS	+ 120	2.215	2.20	99.98117
D	19.370	4.07	BBB/BBB	49-49	01/17/23	IntS	+ 195	2.965	2.94	99.97381

* Expected Settle	: 07/20/16	* Format	: Public/SEC Registered
* First Pay Date	: 08/15/16	* ERISA	: Yes
* Expected Ratings	: S&P/Fitch	* Min Denoms	: $5k by $1k
* Expected Pricing	: Priced	* Ticker	: CARMX 2016-3

* Roadshow	: www.dealroadshow.com	Passcode	: KMX20163
* Intexnet	: csfcarmax_1250mm_201603	Passcode	: B3JX

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.